Exhibit 5.1

1000 Fifth Street	PO Box 5025
Suite 200 – P2	Asheville, NC 28813
Miami Beach, FL 33139	Phone:786.273.9152 www.eilerslawgroup.com

June 22, 2021

RE: FOMO Corp for Registration Statement on Form S-1

To Whom It May Concern:

I have been retained by FOMO Corp., Inc., a California corporation (the “Company”), in connection with the Registration Statement (the “Registration Statement”), on Form S-1 to be filed by the Company with the U.S. Securities and Exchange Commission relating to the resale of 1,500,000 shares of the common capital stock of the Company due Tysadco Partners, LLC, par value $0.001 (the “Shares”) along with 500,000,000 shares of common capital stock of the Company to be issued upon exercise of those certain warrants having an exercise price of $0.004 per share (the “Warrant Shares”, collectively with the Shares the “Aggregate Shares”). You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable. In connection with the request, I have examined the following:

1.	Certificate of Incorporation of Specificity, Inc.
2.	Designations of preferred shares;
3.	The Bylaws of FOMO Corp.;
4.	A current shareholder listed for FOMO Corp.;
5.	The common stock purchase agreement between FOMO Corp. and Tysadco Partners, LLC;
6.	The warrants issued to Tysadco Partners, LLC
7.	The Registration Statement; and
8.	Unanimous consent resolutions of the Company’s Boards of Directors, as they relate to private placements, issuances, and the Registration Statement;

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the above examination, I am of the opinion that the 2,000,000,000 shares shall be validly issued pursuant to the Common Stock Purchase Agreement and/or the exercise of the Warrants and fully paid and non-assessable under the corporate laws of the state of California and the Bylaws of the Company when resold in a manner referred to in the Registration Statement.

This opinion is based on California general corporate law, including statutory provisions, applicable provisions of the state California constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ William Robinson Eilers
William Robinson Eilers, Esq.